Monte Rosa Therapeutics Announces Fourth Quarter 2024 Financial Results and Provides Corporate Update Including New Clinical Results from MRT-6160 and MRT-2359 Programs

Results of the MRT-6160 Phase 1 SAD/MAD study demonstrate deep VAV1 degradation of greater than 90%, significant T and B cell functional inhibition as well as significant inhibition of cytokine release from T and B cells following ex-vivo stimulation, and favorable safety/tolerability profile; data support clear path to Phase 2 studies and broad potential applications in immune-mediated diseases

Phase 1/2 study of MRT-2359 demonstrates encouraging signals of clinical response in castration-resistant prostate cancer (CRPC) patients resistant to AR therapy, including confirmed RECIST response; CRPC cohort will be focus moving forward with additional Phase 1/2 results expected in H2 2025; deprioritizing further expansion arms in SCLC, NSCLC and NE tumors

MRT-8102, a NEK7-directed molecular glue degrader targeting diseases driven by IL-1β and the NLRP3 inflammasome, on track for IND filing in H1 2025

Strong cash position expected to fund operations into 2028 through multiple anticipated proof-of-concept clinical readouts

Company to host conference call and webcast today at 8:00 a.m. ET

BOSTON, Mass., March 20, 2025 – Monte Rosa Therapeutics, Inc. (Nasdaq: GLUE), a clinical-stage biotechnology company developing novel molecular glue degrader (MGD)-based medicines, today reported a clinical update, business highlights, and financial results for the fourth quarter ended December 31, 2024.

“We continue to make excellent progress with our clinical and preclinical molecular glue degrader programs, targeting areas poorly addressed by conventional pharmaceutical approaches and with expansive therapeutic potential,” said Markus Warmuth, M.D., Chief Executive Officer of Monte Rosa Therapeutics. “Today, we are pleased to report new clinical results from our two clinical programs. We believe the current results from our Phase 1 study of MRT-6160 are highly encouraging and demonstrate deep VAV1 degradation, biologically meaningful levels of ex vivo T and B cell functional inhibition, including inhibition of secretion of various cytokines following ex-vivo stimulation, and a highly favorable safety/tolerability profile. These data strengthen our conviction in the broad potential application of MRT-6160 as a novel treatment approach for immune-mediated diseases, and we look forward to rapidly advancing this program alongside our collaborators at Novartis.”

Dr. Warmuth continued: “Our updated MRT-2359 results deepen our understanding of the drug’s clinical profile across several challenging-to-treat solid tumors. We have observed encouraging early signals of clinical response in heavily pretreated castration-resistant prostate cancer (CRPC), including a confirmed partial response and two patients with stable disease within the first three patients treated with MRT-2359/enzalutamide combination therapy. In light of these data, we plan to focus our ongoing MRT-2359 development efforts in CRPC, with the potential to expand this cohort to 20-30 patients, while deprioritizing other expansion arms except ER-positive breast cancer. We see CRPC as a hugely exciting opportunity for MRT-2359 with the added potential advantage for us of not having to identify biomarker positive patients, which would simplify our further clinical development. We expect to present further data from this program in the second half of the year. Furthermore, our early-stage pipeline is also making significant strides. Our NEK7 program is on track for an IND submission for MRT-8102 in the first half of this year, supported by GLP toxicology findings that demonstrate a considerable safety margin, with a more than 200-fold exposure margin over human efficacious doses in rats and non-human primates. We’re progressing our second generation, CNS-penetrant NEK7 program towards a 2026 IND submission and have released preclinical data demonstrating impressive levels of CNS activity in multiple species. Our ‘only-in-class’ CCNE1-directed MGD program represents a unique opportunity to directly target a previously undruggable but highly validated driver oncogene. Our AI/ML-powered QuEEN™ discovery engine has been highly productive, and we are advancing several programs as we seek to expand our portfolio of oral I&I drugs targeting pathways currently served only by injectable biologics or cell therapies.”

RECENT HIGHLIGHTS

MRT-6160, VAV1-directed MGD for immune-mediated conditions

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Today, Monte Rosa announced clinical results from its MRT-6160 Phase 1, single ascending dose / multiple ascending dose (SAD/MAD) study. Details about the study, First-in-human Study of MRT-6160 in Healthy Subjects, can be found at clinicaltrials.gov under the identifier NCT06597799. The data presented includes the SAD portion of the study, which evaluated 5 dose cohorts, and the MAD portion of the study, which evaluated 3 dose cohorts. All cohorts were randomized and placebo controlled, and the study enrolled over 70 subjects in total. The study objectives were to evaluate safety and tolerability, pharmacokinetics, and pharmacodynamics, including VAV1 degradation and its impact on T and B cell function following ex vivo stimulation.
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Results demonstrated sustained, dose-dependent VAV1 degradation of greater than 90% in peripheral blood T cells after single and multiple dose administration. Similar results were observed in peripheral blood B cells. Sustained suppression of TCR-mediated T and B cell activation measured by CD69 was observed following single and multiple dose administration and ex vivo activation of whole blood. MRT-6160 also inhibited secretion of inflammatory cytokines, including IL-2, IFN-γ and IL-17A, by up to 99% from whole blood-derived T cells following ex vivo activation of TCR and demonstrated significant and sustained attenuation of IL-6 production across dose levels following B cell stimulation. The cytokine modulation profile observed in the clinical study closely aligned with preclinical studies that demonstrated the activity of MRT-6160 in various models of immune-mediated diseases.
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The administration of MRT-6160 was generally well-tolerated and there were no serious adverse effects observed. Treatment emergent adverse events were in general mild (82%) or moderate (18%) and self-limiting, and the overall frequency of treatment-related adverse effects was similar in the MRT-6160 and placebo groups.
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In summary, the current Phase 1 data and chronic toxicology package support a clear path into anticipated Phase 2 studies and broad potential applications in multiple immune-mediated diseases. Further development of MRT-6160 toward Phase 2 studies is ongoing, in collaboration with Novartis.
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In October, the Company announced a global exclusive development and commercialization license agreement with Novartis to advance VAV1 MGDs including MRT-6160. Under the terms of the agreement, Monte Rosa received a $150 million upfront payment. Monte Rosa is eligible to receive up to $2.1 billion in development, regulatory, and sales milestones, beginning upon initiation of Phase 2 studies, as well as tiered royalties on ex-U.S. net sales. Monte Rosa will co-fund any Phase 3 clinical development and will share any profits and losses associated with the manufacturing and commercialization of MRT-6160 in the U.S.

MRT-2359, GSPT1-directed MGD for MYC-driven solid tumors

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Today, Monte Rosa provided updated clinical results in its evaluation of safety, pharmacodynamics and clinical activity of MRT-2359 in various tumor types. Details about the study, Study of Oral MRT-2359 in Selected Cancer Patients, can be found at clinicaltrials.gov under the identifier NCT05546268.
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A total of 59 patients were dosed with MRT-2359 monotherapy at 6 dose levels across two dose schedules, 5 days on / 9 days off drug and 21 days on / 7 days off drug. Using the 5/9 dosing schedule, doses of 0.5 mg and 1 mg per day were generally well tolerated with mostly low-grade adverse events (AEs), while doses of 1.5 mg or higher were above the maximum tolerated dose (MTD) with thrombocytopenia being a dose-limiting toxicity (DLT). Using the 21/7 schedule, both the 0.5 and 0.75 mg doses were generally well tolerated with mostly low-grade AEs observed. The 0.5 mg dose using the 21/7 dose schedule was selected as the recommended phase 2 dose (RP2D). Optimal degradation (based on optimal PD modulation in preclinical studies) of approximately 60% was achieved in biomarker L-/N-MYC high tumor samples, as assessed by targeted mass spectrometry.
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While MRT-2359 demonstrated signals of activity in the dose escalation cohorts, the frequency of tumors expressing high levels of L-MYC or N-MYC in study patients was lower than expected compared to preclinical data across target populations, including non-small cell lung cancer (NCSLC), small cell lung cancer (SCLC), and high grade neuroendocrine (HG NE) tumors, resulting in lower than expected identification of biomarker-positive patients. Monte Rosa has determined this lower-than-expected biomarker positivity rate to be insufficient to support further development in lung cancers and neuroendocrine tumors through expansions cohorts. As such, the Company does not plan to conduct further studies in these indications and open the respective expansion cohorts. In summary, L-MYC and N-MYC expression in tumor tissue obtained at baseline or known L-MYC or N-MYC amplification in the absence of tissue was available in 48 patients. Of these, 37 patients were evaluable for response per RECIST 1.1. Of 13 patients determined to be biomarker positive, there was 1 confirmed partial response (PR), and 4 patients with stable disease (SD), for a disease control rate (DCR) of 38%. Of 24 biomarker negative patients (low L-MYC and N-MYC expression), there was 1 unconfirmed PR and 3 patients with SD, for a DCR of 17%.
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Evaluation of MRT-2359 activity in castration-resistant prostate cancer (CRPC) patients resistant to AR therapy, a patient group characterized by widespread expression of c-MYC, demonstrated encouraging early signals of clinical response, including a confirmed RECIST response, in the ongoing Phase 1/2 study. MRT-2359 is being dosed at 0.5 mg per day with a 21 days on drug, 7 days off drug dosing schedule, in combination with enzalutamide, a standard of care therapy for CRPC. As of a data cutoff of March 10, 2025, three CRPC patients were evaluable per RECIST 1.1 criteria. One patient had a confirmed partial response (tumor shrinkage of -57%) and two patients had stable disease. All 3 patients had mutations typically associated with resistance to AR antagonists including enzalutamide. PSA response was available for 2 patients showing 1 PSA response (-90%) in the patient with a confirmed PR. The safety profile observed has been generally favorable, with one case of grade 3 stomatitis being the only AE over grade 2. The Company is continuing to enroll and evaluate patients with CRPC, with the potential to expand enrollment to 20-30 patients if a positive efficacy signal continues to be observed, and expects to present additional results in H2 2025. The Company believes that the lack of need for biomarker-based patient selection in CRPC due to the widespread expression of c-MYC in this tumor type will facilitate future clinical development.
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The Company is continuing to enroll and evaluate patients with HR+ breast cancer and expects to present additional results for this cohort in H2 2025.

NEK7-directed MGDs for inflammatory and CNS diseases driven by IL-1β and the NLRP3 inflammasome

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Monte Rosa has successfully completed GLP tox studies for MRT-8102, a first-in-class NEK7-directed MGD for the treatment of inflammatory diseases driven by interleukin-1β (IL-1β) and the NLRP3 inflammasome, supporting a considerable safety margin. The no observed adverse effect level (NOAEL) was the highest dose tested, specifically 150 mg/kg/day in rats and 100 mg/kg/day in cynomolgus monkeys (cynos). The study demonstrated a greater than 200-fold exposure margin over the projected human efficacious dose in both species. No MRT-8102 related clinical signs, no changes in immunophenotyping (studied in cynos only), and no gross or clinical pathology findings were observed at any dose level.
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The Company is on track to submit an IND application for MRT-8102 in H1 2025. Following the IND submission, Monte Rosa plans to initiate a Phase 1 healthy volunteer study, and Phase 1 proof-of-concept studies in individuals with high levels of C-reactive protein (CRP) and in individuals with pericarditis. The Company is also evaluating future Phase 2 proof-of-concept studies in gout, pseudogout (calcium pyrophosphate deposition disease), and osteoarthritis.
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Monte Rosa has generated preclinical data with a second-generation NEK7-directed MGD optimized for CNS penetration. The compound has demonstrated potent systemic and CNS NEK7 degradation in cynos, and substantial reductions of inflammatory cytokines in an LPS-induced murine model of neuroinflammation. IND submission is expected in 2026.

Cyclin E1 and CDK2-directed MGD programs for treatment of solid tumors

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Monte Rosa continues to advance its cyclin E1 (CCNE1)- and CDK2-directed MGD programs for the treatment of CCNE1-amplified solid tumors and ER+ breast cancer. The company is benchmarking MGD molecules for both programs against each other in multiple preclinical models to determine the optimal MGD to advance to IND submission, which is expected in 2026.
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In December, at the 2024 San Antonio Breast Cancer Symposium, the Company presented preclinical data on the potential of its highly selective cyclin-dependent kinase 2 (CDK2)-directed molecular glue degrader to treat HR-positive/HER2-negative breast cancer. Data demonstrated deep tumor regression in preclinical models of HR-positive/HER2-negative breast cancer when combined with either a CDK4/6 inhibitor or a CDK4/6 inhibitor and endocrine therapy.
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In October, the Company presented preclinical data at the 36th EORTC-NCI-AACR Symposium on the potential of its cyclin E1 (CCNE1)-directed MGDs, demonstrating that Monte Rosa MGDs degrade cyclin E1 with a high level of selectivity and induced tumor growth suppression and regression preferentially in CCNE1-amplified and over-expressing tumor cell lines and xenograft models. Cyclin E1 MGDs may represent a potential novel therapeutic approach by directly and selectively targeting a frequently amplified non-enzymatic driver oncogene relevant in multiple solid tumors.

QuEEN™ (Quantitative and Engineered Elimination of Neosubstrates) discovery engine

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Monte Rosa is advancing novel discovery programs for immunology and inflammation targets that the Company believes have the potential for highly differentiated, oral MGDs degrading undruggable targets in critical I&I pathways. These may include programs with the potential to improve upon the clinical profile of cell therapies such as CAR-T or biologics such as FcRn inhibitors.

ANTICIPATED UPCOMING MILESTONES AND DEVELOPMENT PRIORITIES

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Continue advancement of MRT-6160 through Phase 2 initiation, in collaboration with Novartis.
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Share additional MRT-2359 Phase 1/2 study data in CRPC patients resistant to AR therapy in H2 2025.
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Submit an IND application for MRT-8102 in H1 2025.

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Submit an IND application for the second generation NEK7-directed MGD with enhanced CNS penetration in 2026.
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Submit an IND application for a CDK2 and/or cyclin E1-directed MGD in 2026.

FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

Collaboration revenue: Collaboration revenue for the fourth quarter of 2024 was $60.6 million and $75.6 million for the year ended December 31, 2024. The Company did not record collaboration revenue in 2023. Collaboration revenue represents amounts earned from our collaboration and license agreements with Roche and Novartis.

Research and Development (R&D) Expenses: R&D expenses for the fourth quarter of 2024 were $38.9 million, compared to $27.1 million for the fourth quarter of 2023, and $121.6 million for the year ended December 31, 2024, compared to $111.3 million for the year ended December 31, 2023. These increases were driven by the successful achievement of key milestones in our R&D organization, including the continuation of the MRT-2359 clinical study, the progression and growth of our preclinical pipeline, including research performed in connection with our collaboration with Roche, the advancement of MRT-6160 to enter the clinic, and the continued development of the Company’s QuEEN™ discovery engine. Non-cash stock-based compensation constituted $2.7 million of R&D expenses for Q4 2024, compared to $2.2 million in the same period in 2023, and $10.6 million and $8.9 million for the years ended December 31, 2024 and 2023, respectively.

General and Administrative (G&A) Expenses: G&A expenses for the fourth quarter of 2024 were $8.8 million compared to $7.7 million for the fourth quarter of 2023, and $35.2 million for the year ended December 31, 2024, compared to $32.0 million for the year ended December 31, 2023. The increase in G&A expenses was a result of increased headcount and expenses in support of the Company’s growth and operations. G&A expenses included non-cash stock-based compensation of $1.8 million for the fourth quarter of 2024 and 2023, and $7.5 million and $7.7 million for the years ended December 31, 2024 and 2023, respectively.

Net Income (Loss): Net income for the fourth quarter of 2024 was $13.4 million, compared to a net loss of $33.3 million for the fourth quarter of 2023, and net losses of $72.7 million for the year ended December 31, 2024, compared to $135.4 million for the year ended December 31, 2023.

Cash Position and Financial Guidance: Cash, cash equivalents, restricted cash, and marketable securities as of December 31, 2024, were $377 million, compared to cash, cash equivalents, restricted cash, and marketable securities of $247.1 million as of September 30, 2024. The increase of $129.9 million was primarily related to upfront payment received from Novartis in connection with our license agreement.

Based on current cash, cash equivalents, restricted cash, marketable securities, the Company expects its cash and cash equivalents to be sufficient to fund planned operations and capital expenditures into 2028.

Investor Conference Call

Monte Rosa will host a conference call and webcast presentation today, March 20, 2025, at 8:00 a.m. ET. A webcast of the presentation will be accessible via the “Events & Presentations” section of Monte Rosa’s website at ir.monterosatx.com. Registration for the conference call is available at the following link. An archived version of the webcast will be made available for 30 days following the presentation.

About MRT-2359
MRT-2359 is a potent, highly selective, and orally bioavailable investigational molecular glue degrader (MGD) that induces the interaction between the E3 ubiquitin ligase component cereblon and the translation termination factor GSPT1, leading to the targeted degradation of GSPT1 protein. The MYC transcription factors (c‑MYC, L-MYC and N-MYC) are well-established drivers of human cancers that maintain high levels of protein translation, which is critical for uncontrolled cell proliferation and tumor growth. Preclinical studies have shown this addiction to MYC-induced protein translation creates a dependency on GSPT1. By inducing degradation of GSPT1, MRT-2359 is designed to exploit this vulnerability, disrupting the protein synthesis machinery, leading to anti-tumor activity in MYC-driven tumors.

About MRT-6160
MRT-6160 is a potent, highly selective, and orally bioavailable investigational molecular glue degrader of VAV1, which in preclinical studies has shown deep degradation of its target with no detectable effects on other proteins. VAV1, a Rho-family guanine nucleotide exchange factor, is a key signaling protein downstream of both the T- and B-cell receptors. VAV1 expression is restricted to immune cells, including T and B cells. Preclinical studies have shown that targeted degradation of VAV1 protein via an MGD modulates both T- and B-cell receptor-mediated activity. This modulation is evident both in vitro and in vivo, demonstrated by a significant decrease in cytokine secretion, proteins vital for maintaining autoimmune diseases. MRT-6160 has shown promising activity in preclinical models of multiple immune-mediated conditions. Under the terms of an agreement announced in October 2024, Novartis has exclusive worldwide rights to develop, manufacture and commercialize MRT-6160 and other VAV1 MGDs.

About MRT-8102
MRT-8102 is a potent, highly selective, and orally bioavailable investigational molecular glue degrader (MGD) that targets NEK7 for the treatment of inflammatory diseases driven by IL-1β and the NLRP3 inflammasome. NEK7 has been shown to be required for NLRP3 inflammasome assembly, activation and IL-1β release both in vitro and in vivo. Aberrant NLRP3 inflammasome activation and the subsequent release of active IL-1β and interleukin-18 (IL-18) has been implicated in multiple inflammatory disorders, including gout, cardiovascular disease, neurologic disorders including Parkinson’s disease and Alzheimer’s disease, ocular disease, diabetes, obesity, and liver disease. In a non-human primate model, MRT-8102 was shown to potently, selectively, and durably degrade NEK7, and resulted in near-complete reductions of IL-1β models following ex vivo stimulation of whole blood. MRT-8102 has shown a favorable profile in non-GLP toxicology studies.

About Monte Rosa

Monte Rosa Therapeutics is a clinical-stage biotechnology company developing highly selective molecular glue degrader (MGD) medicines for patients living with serious diseases in the areas of oncology, autoimmune and inflammatory diseases, and more. MGDs are small molecule protein degraders that have the potential to treat many diseases that other modalities, including other degraders, cannot. Monte Rosa’s QuEEN™ (Quantitative and Engineered Elimination of Neosubstrates) discovery engine combines AI-guided chemistry, diverse chemical libraries, structural biology, and proteomics to identify degradable protein targets and rationally design MGDs with unprecedented selectivity. The QuEEN discovery engine enables access to a wide-ranging and differentiated target space of well-validated biology across multiple therapeutic areas. Monte Rosa has developed the industry’s leading pipeline of MGDs, which spans oncology, autoimmune and inflammatory disease and beyond. Monte Rosa has a global license agreement with Novartis to advance VAV1-directed molecular glue degraders and a strategic collaboration with Roche to discover and develop MGDs against targets in cancer and neurological diseases previously considered impossible to drug. For more information, visit www.monterosatx.com.

Forward-Looking Statements

This communication includes express and implied “forward-looking statements,” including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and in some cases, can be identified by terms such as “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Forward-looking statements contained herein include, but are not limited to, statements about our ability to grow our product pipeline, our ability to successfully complete research and further development and commercialization of our drug candidates in current or future indications, including the timing and results of our clinical trials and our ability to conduct and complete clinical trials, statements regarding our belief that the current results from our Phase 1 study of MRT-6160 are highly encouraging and our conviction in the broad potential application of MRT-6160 as a novel treatment approach for immune-mediated diseases, statements about our ongoing MRT-2359 development plans and efforts and our belief regarding encouraging early signals of clinical responses in CRPC, statements regarding the opportunities for MRT-2359 in the CRPC population and advantages in connection thereto for the company’s clinical development plan, statements related to the potential of our ‘only-in-class’ CCNE1-directed MGD program to directly target a previously undruggable but highly validated driver oncogene, statements around the Company’s QuEENTM discovery engine and the Company’s view of its potential to identify degradable protein targets and rationally design MGDs with unprecedented selectivity, statements about the advancement and timeline of our preclinical and clinical programs, pipeline and the various products therein, including (i) our ongoing clinical development of our GSPT1 degrader referred to as MRT-2359, statements relating to our disclosure of data from our Phase 1/2 study, including safety, biomarker data and clinical activity, our ability to continue and expand the enrollment of patients and statements regarding the timing for data readouts in the second half of 2025 and beyond, statements related to prioritization of certain indications , (ii) the ongoing development of our VAV1-directed degrader, referred to as MRT-6160, statements related to the Phase 1 clinical data, including statements related to deep degradation and significance of results, as well as the safety profile, and its clear path into anticipated Phase 2 studies in collaboration with Novartis and our expectations regarding the broad potential applications in multiple immune-mediated diseases, (iii) the ongoing development and progress of our NEK7-directed MGD, referred to as MRT-8102, including our expectations to submit an IND to the FDA in the first half of 2025, and our statements around multiple anticipated preclinical and/or clinical studies, readouts and their expected timing, including results from proof-of-concept patient studies, candidates and their applicability to various indications, (iv) the ongoing development of a second-generation NEK7-directed MGD optimized for CNS penetration and our statements around expected IND submission in 2026, (v) statements around the progress of both our CDK2 and cyclin E1-directed MGD programs, including statements around timing of submission of IND applications for such programs, the expected potential clinical benefit of any of our candidates, statements around the advancement and application of our platform, statements around our ability to capitalize on and potential benefits resulting from our research and translational insights, including announcements related to preclinical programs, as well as our the ability to optimize collaborations with industry partners on our development programs, statements about obligations under our collaboration agreements, expectations around the receipt of any payments under such agreements and the future development and commercialization of various products, statements regarding regulatory filings for our development programs, including the planned timing of such regulatory filings, such as IND applications, and potential review by regulatory authorities, our use of capital, expenses and other financial results in the future, availability of funding for existing programs, ability to fund operations into 2028, as well as our expectations of success for our programs, strength of collaboration relationships and the strength of our financial position, among others. By their nature, these statements are subject to numerous risks and uncertainties, including those risks and uncertainties set forth in our most recent Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission on March 20, 2025, and any subsequent filings, that could cause actual results, performance or achievement to differ materially and adversely from those anticipated or implied in the statements. You should not rely upon forward-looking statements as predictions of future events. Although our management believes that the expectations reflected in our statements are reasonable, we cannot guarantee that the future results, performance, or events and circumstances described in the forward-looking statements will be achieved or occur. Recipients are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date such statements are made and should not be construed as statements of fact. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, any future presentations, or otherwise, except as required by applicable law. Certain information contained in these materials and any statements made orally during any presentation of these materials that relate to the materials or are based on studies, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. While we believe these third-party studies, publications, surveys and other data to be reliable as of the date of these materials, we have not independently verified, and make no representations as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, no independent source has evaluated the reasonableness or accuracy of our internal estimates or research and no reliance should be made on any information or statements made in these materials relating to or based on such internal estimates and research.

Consolidated Balance Sheets
(in thousands, except share amounts)
	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$224,254	$128,101
Marketable securities	147,895	104,312
Other receivables	173	505
Prepaid expenses and other current assets	5,118	3,294
Total current assets	377,440	236,212
Property and equipment, net	29,483	33,803
Operating lease right-of-use assets	26,831	28,808
Restricted cash	4,863	4,580
Other long-term assets	115	352
Total assets	$438,732	$303,755
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$17,215	$11,152
Accrued expenses and other current liabilities	18,785	14,600
Current deferred revenue	117,232	17,678
Current portion of operating lease liability	3,714	3,162
Total current liabilities	156,946	46,592
Deferred revenue, net of current	16,147	32,323
Defined benefit plan liability	3,702	2,713
Operating lease liability	39,001	42,877
Total liabilities	215,796	124,505
Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value; 500,000,000 shares authorized, 61,507,446 shares issued and outstanding as of December 31, 2024; and 50,154,929 shares issued and 50,140,233 shares outstanding as of December 31, 2023	6	5
Additional paid-in capital	664,874	547,857
Accumulated other comprehensive loss	(3,356)	(2,724)
Accumulated deficit	(438,588)	(365,888)
Total stockholders’ equity	222,936	179,250
Total liabilities and stockholders’ equity	$438,732	$303,755

Consolidated Statements of Operations and Comprehensive Income (Loss)
(In thousands)
	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Collaboration revenue	$60,647	$—	$75,622	$—
Operating expenses:
Research and development	38,866	27,135	121,563	111,272
General and administrative	8,777	7,728	35,171	32,039
Total operating expenses	47,643	34,863	156,734	143,311
Income (loss) from operations	13,004	(34,863)	(81,112)	(143,311)
Other income (expense):
Interest income, net	2,595	2,368	10,566	9,334
Foreign currency exchange gain (loss), net	2	(779)	416	(930)
Gain on disposal of fixed assets	—	—	—	24
Loss on sale of marketable securities	—	—	—	(131)
Total other income	2,597	1,589	10,982	8,297
Net income (loss) before income taxes	$15,601	$(33,274)	$(70,130)	$(135,014)
Provision for income taxes	(2,164)	22	(2,570)	(338)
Net income (loss)	$13,437	$(33,252)	$(72,700)	$(135,352)

Investors
Andrew Funderburk

ir@monterosatx.com

Media
Cory Tromblee, Scient PR

media@monterosatx.com

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